CUSIP No. N/A

SCHEDULE 13D

EXHIBIT 3

JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated: September 9, 2024

Sixth Street Partners Management Company, L.P.

By:	/s/ Joshua Peck
Name: Joshua Peck
Title: Authorized Signatory of the GP of Sixth Street Partners Management Company, L.P.

Alan Waxman

By:	/s/ Joshua Peck(3)
Name: Joshua Peck
Title: Joshua Peck, on behalf of Alan Waxman

(3)	Joshua Peck is signing on behalf of Mr. Waxman pursuant to an authorization and designation letter dated June 15, 2023, filed herewith.